Exhibit 99.3

CONSENT OF NOMINEE FOR DIRECTOR

I hereby consent to being named as a person who will become a director of NuStar GP, LLC, a Delaware limited liability company and the general partner of Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of NuStar Energy L.P. (the “Partnership”), in the Registration Statement on Form S-4 to be filed by the Partnership with the Securities and Exchange Commission (the “Registration Statement”), to the disclosure under the caption “Directors and Executive Officers of NuStar GP and NSH” in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Date: March 14, 2018

/s/ James F. Clingman, Jr.
James F. Clingman, Jr.